Exhibit 10.4

FIRST AMENDMENT
TO THE
HOMEFEDERAL BANK
EXCESS BENEFIT PLAN AGREEMENT
DATED APRIL 1, 2001
FOR
JOHN K. KEACH, JR.

THIS FIRST AMENDMENT is adopted this 24 day of July, 2007, effective as of January 1, 2005, by and between HOMEFEDERAL BANK f/k/a HOME FEDERAL SAVINGS BANK, a state-chartered bank located in Columbus, Indiana (the “Bank”), and JOHN K. KEACH, JR. (the “Executive”).

The Bank and the Executive executed the EXCESS BENEFIT PLAN AGREEMENT on April 1, 2001 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code.  Therefore, the following changes shall be made:

The following Section 1.4a shall be added to the Agreement immediately following Section 1.4:

1.4a
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank or any entity required to be aggregated with the Bank under Section 414(b) or 414(c) of the Code is publicly traded on an established securities market or otherwise.

Section 1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.6
“Termination of Employment” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment.  A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:

(a)	the Executive will not perform any services for the Bank after Termination of Employment, or

(b)
the Executive will continue to provide services to the Bank at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.

The following Sections 2.1.3, 2.2, 2.3 and 2.4 shall be added to the Agreement immediately following Section 2.1.2:

2.1.3
Distribution.  Any distribution under this Section 2.1 shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

2.2
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment; provided, however, that the six (6) month delay required under this Section 2.2 shall not apply to the portion of any payment resulting from the Executive’s “involuntary separation from service” (as defined in Treas. Reg. § 1.409A 1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A 1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (b) does not exceed two times the lesser of (i) the Executive’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code.  Therefore, in the event this Section 2.2 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

2.3
Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.4	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)
must, for benefits distributable under Section 2.1, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Section 3.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

3.1.2	Payment of Benefit. The Bank shall distribute the benefit to the beneficiary in a lump sum commencing the first day of the month following receipt by the Bank of the Executive’s death certificate.

Article 6 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 6
Claims And Review Procedures

6.1
Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

6.1.2
Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3
Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1
Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3
Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5
Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination

7.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2
Plan Termination Generally.  The Bank and Executive may terminate this Agreement at any time.  Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank or of the Corporation, or in the ownership of a substantial portion of the assets of the Bank or of the Corporation as described in Section 409A(2)(A)(v) of the Code, provided that termination of this Agreement was effected through an irrevocable action taken by the Bank and provided further that all distributions are made no later than twelve (12) months following such termination of the Agreement and that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Agreement does not occur proximate to the downturn in the financial health of the Bank and provided further that the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination;

then the Bank may distribute the amount of the present value of the benefits payable to the Executive upon his Termination of Employment, determined using the actuarial assumptions and factors used in the administration of the Pension Plan, to the Executive in a lump sum subject to the above terms.

Section 8.7 of the Agreement shall be deleted in its entirety.

The following Section 8.10 shall be added to the Agreement immediately following Section 8.9:

8.10
Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

Schedule A of the Agreement shall be deleted in its entirety.

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this First Amendment.

Executive:	HOMEFEDERAL BANK

/s/ John K. Keach, Jr.	By	/s/ Mark T. Gorski
JOHN K. KEACH, JR.	Its	EVP/CFO

Acknowledged:

HOME FEDERAL BANCORP

By	/s/ Mark T. Gorski
Its	EVP/CFO